Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY SEPTEMBER 30, 2013

SOTHERLY HOTELS INC. ANNOUNCES CLOSING OF 8.0%

SENIOR UNSECURED NOTES OFFERED BY ITS OPERATING PARTNERSHIP; EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION AND REDEMPTION OF PREFERRED STOCK

Williamsburg, Virginia – September 30, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced the closing, including the full exercise of the underwriters’ over-allotment option, on the 8.0% senior unsecured notes due 2018 (the “Notes”) offered by its operating partnership, Sotherly Hotels LP (the “Operating Partnership”). The aggregate principal amount of the Notes, including the over-allotment option, is $27.6 million. The total net proceeds were approximately $26.0 million after deducting underwriting discounts and commissions and estimated offering expenses. The Notes are expected to be listed on the NASDAQ Global Market under the symbol “SOHOL.”

Sandler O’Neill + Partners, L.P. acted as the sole book-runner of the offering, and Boenning & Scattergood, Inc., Incapital LLC, J.J.B. Hilliard, W.L. Lyons, LLC, and Ladenburg Thalmann & Co. Inc. acted as co-managers.

The Company also announced that a portion of the proceeds were used to redeem 100% of the outstanding shares of the Company’s 12% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) for an aggregate redemption price of approximately $11.0 million, including the payment of related accrued but unpaid dividends and any make-whole amounts or premium.

Drew Sims, Chief Executive Officer of the Company, commented, “The successful completion of this combined transaction is a significant milestone for the Company as it concludes the balance sheet enhancement strategy we implemented in 2011. We are very pleased we have accomplished this without diluting our loyal shareholders.” Sims added, “By lowering our cost of capital, ridding ourselves of the restrictions of the Preferred Stock, and adding some dry-powder to the Company’s balance sheet, we are now ready to go back on offense and start growing our Company’s portfolio again.”

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com. Contact at the Company:

Scott Kucinski

Director - Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648